Exhibit 10.117

BROCADE “REV” IT UP PLAN

Final: October 25, 2011

(Effective as of fiscal year 2012)

PURPOSE

The Brocade “Rev” It Up Plan (“REV” IT UP PLAN) is designed to link incentive compensation with Company performance.

PERFORMANCE PERIOD AND PAYOUT PERIOD

Performance against Company and individual objectives is measured annually (according to the Company’s fiscal year) (Plan Period), but will be reviewed semi-annually. Payout of earned cash bonuses, if any, occurs on an annual basis.

ELIGIBILITY

Regular full-time and part-time Vice President (VP) level employees are eligible to participate in the “Rev” It Up Plan. To the extent a VP is eligible to and participates in the Company’s Sales Incentive Plan or Sales Leader Plan, then that VP shall not be eligible to participate in this “Rev” It Up Plan.

Participants must be employed in a “Rev” It Up eligible position as a regular (full-time or part-time) employee at the end of the fiscal year to be eligible to earn a “Rev” It Up Plan Payout.

PARTICIPANT PERFORMANCE CONTRACTS

As each Plan Period begins, Participants must complete a VP Performance Contract. Performance Contracts should be tied to Company and departmental goals as outlined by the Board of Directors (i.e., Company priorities and initiatives). All goals must be tied to overall Company objectives and have defined measurements.

Before Performance Contracts for Executive VPs are final, they are to be reviewed and approved by Finance, Human Resources, and the CEO. Performance Contracts for Functional VPs are reviewed and approved by the applicable Executive VP.

COMPANY PERFORMANCE & “Rev” It Up PLAN FUNDING

Each Plan Period, Brocade’s Board of Directors will approve Brocade’s fiscal year business operating plan, including a Non-GAAP Operating Income target (Target OI) and Revenue target (Target Revenue) for the Company to achieve during the Plan Period.

At the end of each Plan Period, Brocade will determine amounts to be paid under the “Rev” It Up Plan based on the actual performance on a pre-bonus basis (Actual Performance) achieved by Brocade during the Plan Period (Actual OI and Actual Revenue) relative to the Target OI (OI Percentage) and Target Revenue (Revenue Percentage). The Actual OI and Actual Revenue will be communicated following the end of each Plan Period.

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PARTICIPANT INCENTIVE TARGET PERCENTAGE

With respect to Section 16 Officers, a Participant’s Annual Incentive Target Percentage under this Rev It Up Plan is 25% of the Participant’s annual base salary and is approved by the Company’s Compensation Committee. With respect to other Participants in the Company’s “Rev” It Up Plan, a Participant’s Annual Incentive Target Percentage may range from 10% to 40% as determined by the CEO.

“Rev” It Up PLAN PAYOUTS

At the end of the 12-month Plan Period, the Compensation Committee will review and approve the formula for cash bonus payouts and actual “REV” IT UP PLAN bonus payouts to any person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (Section 16 Officer). The CEO will review and approve the formula for cash bonus payouts and actual “REV” IT UP PLAN bonus payments for all other Participants.

All payouts under the “Rev” It Up Plan, including revenue and individual performance elements, are subject to a minimum bonus payout threshold for non-GAAP operating income (Minimum SLP OI Threshold) as determined by the Compensation Committee. Participants will not be eligible for any payout under the “Rev” It Up Plan in the event that non-GAAP operating income is less than the Minimum RUIP OI Threshold.

Subject to the Minimum RUIP OI Threshold and except as otherwise agreed upon by: (i) the Compensation Committee for the Section 16 officers, and the CEO for all other VPs, and (ii) the Participant, for each Participant, the cash bonus payout is calculated based on the following formula (less applicable taxes and deductions):

Bonus Payout = (Actual Performance) x (Annual Incentive Target %) x (Annual Base Salary)

Actual Performance. The Actual Performance for all Participants is equal to the sum of:

(i)	OI Payout Percentage multiplied by 30%, plus

(ii)	Revenue Payout Percentage multiplied by 60%, plus

(iii)	Individual Performance Percentage multiplied by 10%.

The OI Payout Percentage and Revenue Payout Percentage are calculated as follows:

Operating Income (OI) Payout Percentage:

•	If the OI Percentage is below the Minimum OI Threshold, the OI Payout Percentage shall be 0% (zero).

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If the OI Percentage is equal to or above the Minimum OI Threshold and below the Target OI Threshold, the OI Payout Percentage shall be equal to 100% less two (2) percentage points for each OI Percentage point below the Target OI Threshold.

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If the OI Percentage is equal to or above the Target OI Threshold, the OI Payout Percentage shall be equal to 100% plus three (3) percentage points for each OI Percentage point above the Target OI Threshold.

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Revenue Payout Percentage:

•	If the Revenue Percentage is below the Minimum Revenue Threshold, the Revenue Payout Percentage shall be 0% (zero).

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If the Revenue Percentage is equal to or above the Minimum Revenue Threshold and below the Target Revenue Threshold, the Revenue Payout Percentage shall be equal to 100% less two (2) percentage points for each Revenue Percentage point below the Target Revenue Threshold.

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If the Revenue Percentage is equal to or above the Target Revenue Threshold, the Revenue Payout Percentage shall be equal to 100% plus three (3) percentage points for each Revenue Percentage point above the Target Revenue Threshold.

Fractional amounts shall be interpolated based on the above scaling.

The applicable minimum thresholds for non-GAAP operating income (Minimum RIUP OI Threshold and Minimum OI Threshold) is 80% and revenue (Minimum Revenue Threshold) is 80%. The OI Payout Percentage and Revenue Payout Percentage are uncapped for overachievement.

Individual Performance Percentage. On an annual basis, the Compensation Committee reviews and approves the Individual Performance Percentage (with input from the CEO) for Section 16 Officers other than the CEO. The CEO reviews and approves the Individual Performance Percentage for all other Participants. The Individual Performance Percentage can range from 0% (zero) to 110%.

Bonuses will be calculated using the annual base salary and Annual Incentive Target Percentage as of the last day of the Plan Period, except as set forth above or otherwise indicated in writing by Brocade.

Program payouts are generally made within eight (8) weeks following the conclusion of the 12-month Plan Period.

ADMINISTRATIVE PROCEDURES

Compensation Committee Approval

The Compensation Committee reserves the right to decrease or eliminate bonus otherwise indicated.

New Hires and Promotions

Participants new to the company or who are promoted within the 12 month Plan period are ineligible for the “Rev” it Up Plan.

Position/Salary Factor

Payout will be based on the Participant’s annual base salary and job position on the last day of the Plan Period.

Terminations: Any Participant whose employment terminates for any reason before the end of the fiscal year is not eligible to earn a “Rev” It Up payout.

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Leaves of Absences, Disability or Death: In the event of the Participant’s death, disability time off, or leave of absence, Payouts will be made on a pro-rated basis, based on the number of days the Participant was actively working at Brocade. In the event of death, any cash bonus payments will be paid to the Participant’s primary beneficiary as designated in the Participant’s Brocade life insurance plan documentation, if any, or will otherwise be paid to his or her estate.

Performance Improvement Plan/Disciplinary Situations (Development Needed): If a Participant, at any time prior to the cash bonus payout 12-month Plan Period, is subject to a performance improvement plan, discipline or demotion, Brocade may, in its sole discretion, reduce or eliminate the cash bonus payment that the Participant would otherwise have been eligible to receive. If, at the time prior to the Payout for a 12-month Plan Period, it is determined that a Participant may be subject to corrective action, discipline or demotion, then Brocade may withhold the entire cash bonus payout, or a portion thereof, until after a final decision on such corrective action has been made. If a Participant is given a performance rating of Development Needed, the Participant will not be eligible to earn a Payout. Only the VP of Human Resources or CEO may approve exceptions to this policy, except that the Compensation Committee must approve exceptions for Section 16 officers.

Section 409A: It is intended that any payments made under the Senior Leadership Plan will be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder (collectively, Section 409A), pursuant to the “short-term deferral” exception under Section 409A, and any ambiguities and/or ambiguous terms under the Plan will be interpreted to comply with the requirements of such exception or otherwise comply with the requirements of Section 409A. Each payment under the Senior Leadership Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations. Without imposing any obligation, Brocade may, in good faith and without the consent of any Participant, make any amendments to this the “Rev” It Up Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to any Participant.

Other Provisions: Participation in the “Rev” It Up Plan does not constitute an agreement (express or implied) between the Participant and Brocade that the Participant will be employed by Brocade for any specific period of time, nor is there any agreement for continuing or long-term employment. Terms and conditions regarding the “Rev” It Up Plan and any participation therein, including, but not limited to, “Rev” It Up Plan eligibility, “Rev” It Up Plan funding, and performance and payout criteria and determinations, are subject to change by Brocade at any time in its sole discretion. Brocade and its Board of Directors retain the absolute right to interpret, revise, modify or terminate the “Rev” It Up Plan at any time in its sole discretion. This “Rev” It Up Plan supersedes all prior written or oral statements to employees regarding the “Rev” It Up Plan for the periods contemplated hereunder.

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